                                  EXHIBIT 10.3

                              SEPARATION AGREEMENT

            This Separation Agreement (the "Agreement") is made and entered into this 31 day of May 2005, by and between The Reynolds and Reynolds Company, an Ohio corporation ("Reynolds"), and Dale L. Medford ("Medford"). Reynolds and Medford are hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties."

            WHEREAS, Medford currently serves as Executive Vice President, Chief Financial Officer, and Chief administrative Officer of Reynolds and as a member of the Board of Directors of Reynolds and as an officer and director of certain Reynolds' subsidiaries and affiliates;

            WHEREAS, Medford desires to retire and resign from his all of his positions and offices of Reynolds and its subsidiaries and affiliates;

            WHEREAS, Medford and Reynolds have previously entered into the following agreements (a) a Change in Control Agreement (the "Change in Control Agreement") executed on May 7, 2001, as amended and restated as of the 1st day of December 2001, and as amended and restated as of the 11th day of November 2003, (b) an Officer's Agreement (the "Officer's Agreement") executed on October 17, 2002, ( c) a Change in Control Agreement executed on September 30, 2004 (the "Further Change in Control Agreement"), and (d) a Retention Letter Agreement dated July 20, 2004 (the "Retention Letter Agreement");

            WHEREAS, Reynolds and Medford have agreed to treat Medford's retirement as a termination for reasons other than a "Discharge for Cause" as such term is defined in the Change in Control Agreement for purposes of his severance benefits and payments;

            WHEREAS, the Parties wish to memorialize the terms of their separation, all as expressly reflected herein;

            NOW, THEREFORE, for and in consideration of the promises and covenants made between the Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1. Termination Date. Effective June 1,2005 (the "Termination Date"), Medford will retire and resign from all positions and offices he holds as an employee and director of Reynolds and each of its subsidiaries and affiliates on the condition that Medford will be treated for purposes of his severance benefits and payments as though he was terminated by Reynolds for reasons other than a "Discharge For Cause" under the Change in Control Agreement. Medford agrees to immediately execute any resignations and/or other documents as Reynolds may reasonably request in connection with any Reynolds' committees or boards on which Medford participated.

      2. Severance Benefits and Payment. In connection with the termination of Medford's employment with Reynolds and as full satisfaction for any and all amounts to which Medford is entitled to receive from Reynolds under the Change in Control Agreement, Further Change in Control Agreement, Retention Letter Agreement, and Officer's Agreement (collectively, the "Medford Agreements"), Reynolds agrees to provide Medford those benefits and payments (collectively, the "Severance Benefits") set forth on Exhibit A attached hereto and made a part hereof. Unless otherwise provided herein or on Exhibit A, the Severance Benefits shall be paid or made available by Reynolds to Medford within thirty (30) days of the Termination Date. With regard to that portion of the Severance Benefits listed on Exhibit A which are lump sum payments listed under the heading, "Non-Qualified Pension Plan Benefits" (including Part I, Part II and
            Part III thereof) (collectively, the "Non-Qualified Pension Plan Benefits") and Item 3 on page 2 of Exhibit A, however, such lump sum payments shall be made by Reynolds to Medford on December 1, 2005, OR SUCH LATER DATE AS REASONABLY REQUESTED BY MEDFORD IN ORDER TO COMPLY WITH APPLICABLE LAWS. Medford acknowledges and agrees that his receipt of the Non-Qualified Pension Plan Benefits, are subject to his compliance with the non-compete provisions of The Reynolds and Reynolds Company Supplemental Retirement Plan effective October 1, 1978, as amended and restated, as such plan has been combined with the Officer's Salary Continuation Plan on October 1, 2002 (collectively, the "Plan"). If Medford is determined to have violated such noncompetition provisions, Reynolds may suspend such payments and Medford shall forfeit all rights to such payments as provided by Section 21 of the Plan.

      3. Non-Competition. Although Medford's employment with Reynolds will be terminated on the Termination Date, Medford will continue to be bound by those obligations set forth in the Officer's Agreement that survive termination of his employment, including, but not limited to, the non-compete, non-solicitation and confidentiality obligations set forth therein. For purposes of the non-compete and non-solicitation provisions of the Officer's Agreement, the Parties agree that the twelve month period shall commence upon the last to occur of the following: (a) the Termination Date; or (b) December 1, 2005 or such later date as Medford may request for payment of certain amounts as outlined in Section 2 above.

      4. Medford Waiver. In consideration of Reynolds' agreement to treat Medford's termination as a termination for reasons other than a "Discharge for Cause" for purposes of Section 2 of the Change in Control Agreement, Medford, for himself and his heirs and estate, fully and completely releases Reynolds from any claim or liability under the Medford Agreements (other than Reynolds' obligations under Section 2 of the Change in Control Agreement), and fully and completely releases each of Reynolds' subsidiaries and affiliated companies, and each of their stockholders, directors, employees, agents, representatives, successors, and assigns from any and all claims, liabilities, promises, agreements, and lawsuits arising from or related to Medford's employment with Reynolds, and retirement and separation from employment, including any and all claims of race, color, sex, national origin, ancestry, religion, disability, age or other discrimination, harassment, or retaliation, including any and all claims under the Ohio Civil Rights Act, Ohio Revised Code ("O.R.C.") Section 4112 (and sections following), the Ohio Whistleblower's Act, O.R.C. Section 4113.52 (and sections following), the Ohio Workers' Compensation Retaliation Law, O.R.C.
            Section 4123.90, Title VII of the Civil Rights Act of 1964,42 USC
            Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act ("ADEA"), 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 42 USC Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601(and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), and the amendments to such laws, as well as any similar or related statute(s) of Ohio or another state or district, and claims for breach of contract, promissory estoppel, wrongful termination, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, public policy, or any tort, whether such claims are known or unknown, which Medford now has, or claims to have, against Reynolds relating to any event or circumstance occurring prior to the seventh (7th) day following the date of this Agreement, and also including any claims that may depend upon the identity person(s) selected to perform some or all of the duties that Medford formerly performed. Medford agrees not to file any lawsuit against Reynolds in the future with respect to any claim released under this Agreement. Medford waives any right to reemployment with Reynolds, and agrees that Reynolds may reject any application he may make for re-employment without any liability whatsoever.

      5. Right to Rescind. In accordance with applicable law, Medford confirms that he has been given twenty-one (21) days to consider whether to sign this Agreement, and has the right to rescind this Agreement within a period of seven (7) calendar days following its execution, by delivering written notice of revocation to Reynolds c/o Douglas M. Ventura, Executive Vice President, Corporate Services and Reynolds International, The Reynolds and Reynolds Company, One Reynolds Way, Kettering, Ohio 45430, 937-4850978 (facsimile), and that, in the event of such revocation, Reynolds shall have no obligation to Medford under the Change in Control Agreement.

      6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflicts of laws principles.

      7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

      8. Binding Agreement. The Parties hereto warrant that each has been represented by counsel in connection with this Agreement, that they have read this Agreement, that they intend to be legally bound by the same, that they have entered into this Agreement freely and voluntarily, and that they have the full right, power, authority and capacity to enter into and execute the same. The Parties hereto further warrant that this Agreement is entered into with no Party relying upon any statement or representation made by any other Party not expressly embodied in this Agreement.

      9. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions, correspondence, agreements, promises, commitments, contracts or other instruments or understandings between them and no Party shall be bound by any subsequent instrument, agreement or representation pertaining to the subject matter contained herein unless expressed in writing and signed by the Parties hereto.

                  IN WITNESS WHEREOF, the Parties have hereunto set their hands as of the date first written above.

                                           /s/ Dale L. Medford
                                           -------------------------
                                           Dale L. Medford

                                           THE REYNOLDS AND REYNOLDS COMPANY

                                           By.: ______________________________

                                           Its._______________________________

                                    EXHIBIT A

                          RETIREMENT BENEFITS ESTIMATE

                                  DALE MEDFORD

Address: 2312 Annandale PI           Benefit Commencement Date:     06/01/2005
City: Beavercreek                    Last Date Employed:            05/31/2005
State/Zip: OH 45385                  Date of Birth:                 05/24/1950
Date of Hire: 03/18/1974             Credited Service:              31.25 years

QUALIFIED PENSION PLAN BENEFIT                                                   ANNUITY               LUMP SUM
                                                                                ---------            -------------
Eligible for a monthly life annuity benefit in the amount of                    $2,680.00

NON-QUALIFIED PENSION PLAN BENEFIT

PART I: SALARY CONTINUATION BENEFIT
Present Value of lump sum benefit is                                                                 $1,271,172.00

PART II: SUPPLEMENTAL BENEFIT
Present Value of lump sum benefit is                                                                 $2,643,032.00

PART III: DEFERRED COMPENSATION
Present Value of lump sum benefit is                                                                 $  819,528.00

PART IV: SOCIAL SECURITY SUPPLEMENT - PAYABLE UNTIL AGE 62
Eligible for a monthly annuity benefit in the amount of                         $1.919.00
                                                                                ---------            -------------
                                                                                $4,599.00            $4,733,732.00

RETIREE MEDICAL PLAN

Benefit will commence 06/01/2005 and includes coverage options for medical, prescription drugs, dental, vision and life insurance.

NOTES:

-     Retiree Medical Plan is subject to amendment from time to time.

- Alternate forms of payment other than monthly life annuity are available for the Qualified and the Non-Qualified benefits.

-     Details of the plan provisions are found in the plan documents.

1. Pursuant to the Retention Letter Agreement, Reynolds shall make a one time payment of One Hundred Twenty Five Thousand Dollars ($125,000) and the Restricted Stock Award granted pursuant to such Retention Letter Agreement shall vest upon the Termination Date.

2. In lieu of further participation in the personal performance bonus and incentive bonus programs for fiscal year 2005 in which Medford currently participates, Reynolds shall make a one-time payment to Medford at the time bonuses under such programs have been determined and are payable in an amount equal to a pro rata portion (determined based on the portion of the fiscal year completed prior to the Termination Date) of the amounts Associate would have earned had he remained employed throughout the entire fiscal year (using fiscal year 2004's personal performance bonus percentage).

3. Pursuant to Reynolds' standard policies and the Retention Letter Agreement, Reynolds shall make a one-time payment to Medford on December 1, 2005 in the amount of Seven Hundred Thirty Thousand Dollars ($730,000).

4. Medford shall be responsible for any federal, state or local income taxes payable as a result of any payments or other benefits provided under this Agreement. Current tax laws require that FICA and Local taxes (if applicable) be paid on the present value of all non-qualified plan benefits as soon as the benefit is determinable (at severance/termination), regardless of whether the benefit is payable at that time or at some future date.

5. As of the Termination Date, eligibility, vesting and benefit accrual service under the Reynolds defined benefit plan, the Reynolds 401(k) savings plan and any nonqualified plans maintained by Reynolds shall cease, and Medford shall no longer be eligible to make elective deferrals into, nor receive an allocation of any Reynolds contribution under, the Reynolds 401(k) savings plan.

6. Medford acknowledges that sixty (60) days after the Termination Date, the incentive stock options he has available for exercise shall convert to non-qualified stock options if he has not exercised them before that date.